Exhibit 99.1 Press Release For Immediate Release

INDEPENDENT BANK GROUP, INC. REPORTS THIRD QUARTER FINANCIAL RESULTS AND DECLARES QUARTERLY DIVIDEND

October 23, 2023

McKINNEY, Texas, October 23, 2023 -- Independent Bank Group, Inc. (NASDAQ: IBTX) today announced net income of $32.8 million, or $0.79 per diluted share, for the quarter ended September 30, 2023, compared to net income of $52.4 million, or $1.27 per diluted share for the quarter ended September 30, 2022 and $33.1 million, or $0.80 per diluted share for the quarter ended June 30, 2023. Adjusted net income for the quarter ended September 30, 2023 was $32.6 million, or $0.79 per diluted share, compared to $54.9 million, or $1.33 per diluted share for the quarter ended September 30, 2022 and $33.7 million, or $0.82 per diluted share for the quarter ended June 30, 2023.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.38 per share of common stock. The dividend will be payable on November 16, 2023 to stockholders of record as of the close of business on November 2, 2023.
Highlights
•Organic loan growth of 4.5% annualized for the quarter (excluding warehouse)
•Resilient credit quality with nonperforming assets of 0.33% of total assets and net charge-offs of 0.01% annualized for the quarter
•Continued expense discipline with total noninterest expense of $81.3 million for the quarter
•Decreased loan to deposit ratio to 92.7% at quarter-end compared to 95.1% at the end of second quarter
•Capital remains strong, with ratios well above the standards to be considered well-capitalized under regulatory requirements, with an estimated total capital ratio of 11.89%, leverage ratio of 9.09%, and (non-GAAP) tangible common equity (TCE) ratio of 7.35%

“Our third quarter results illustrate our through-cycle growth story, strong balance sheet, and consistent performance on credit quality. We were pleased to report healthy core loan growth for the quarter as our teams of bankers capitalized on renewed activity from our longtime customers across the Texas and Colorado markets. In addition, we took tangible steps to further strengthen our balance sheet and reported just one basis point of annualized charge-offs for the quarter,” said Independent Bank Group Chairman & CEO David R. Brooks. “As we finish the year, we continue to be encouraged by the strength of our loan and deposit pipelines, the continued repricing of our fixed-rate assets, and the sustained economic tailwinds across our footprint. We remain disciplined and focused on executing our strategic plan, pursuing healthy growth, and delivering exceptional service to our customers across Texas and Colorado.”

Third Quarter 2023 Balance Sheet Highlights
Loans

•Total loans held for investment, excluding mortgage warehouse purchase loans, were $13.8 billion at September 30, 2023 compared to $13.6 billion at June 30, 2023 and $13.3 billion at September 30, 2022. Loans held for investment, excluding mortgage warehouse loans, increased $154.7 million, or 4.5% on an annualized basis, during third quarter 2023.
•Average mortgage warehouse purchase loans were $425.9 million for the quarter ended September 30, 2023 compared to $413.2 million for the quarter ended June 30, 2023, and $402.2 million for the quarter ended September 30, 2022, an increase of $12.8 million, or 3.1% from the linked quarter and an increase of $23.7 million, or 5.9% year over year.
Asset Quality

•Nonperforming assets totaled $61.0 million, or 0.33% of total assets at September 30, 2023, compared to $60.5 million or 0.32% of total assets at June 30, 2023, and $81.1 million, or 0.45% of total assets at September 30, 2022.
•Nonperforming loans totaled $38.4 million, or 0.28% of total loans held for investment at September 30, 2023, compared to $37.9 million, or 0.28% at June 30, 2023 and $57.0 million, or 0.43% at September 30, 2022.
•The decrease in nonperforming loans and nonperforming assets for the year over year period was primarily due to the sale of a $7.7 million commercial nonaccrual loan and the payoff and partial charge-off of a $10.2 million commercial nonaccrual loan, both occurring in fourth quarter 2022, as well as $2.2 million in writedowns on other real estate properties for the year-over-year period.
•Net charge-offs (recoveries) were 0.01% annualized in the third quarter 2023 compared to (0.03)% annualized in the linked quarter and 0.04% annualized in the prior year quarter.
Deposits, Borrowings and Liquidity

•Total deposits were $15.3 billion at September 30, 2023 compared to $14.9 billion at June 30, 2023 and compared to $15.0 billion at September 30, 2022.
•Estimated uninsured deposits, excluding public funds deposits totaled $4.6 billion, or 29.9% of total deposits as of September 30, 2023 compared to $4.6 billion, or 31.1% as of June 30, 2023.
•Total borrowings (other than junior subordinated debentures) were $546.7 million at September 30, 2023, a decrease of $633.6 million from June 30, 2023 and an increase of $79.8 million from September 30, 2022. The year over year change primarily reflects a $75.0 million increase in short-term FHLB advances and $33.8 million outstanding on the Company's unsecured line of credit at quarter-end offset by the redemption of $30.0 million of subordinated debentures in first quarter 2023. The linked quarter change reflects reductions in FHLB advances of $600.0 million as well as a $33.8 million paydown on the Company's line of credit.
Capital

•The Company continues to be well capitalized under regulatory guidelines. At September 30, 2023, the estimated common equity Tier 1 to risk-weighted assets, Tier 1 capital to average assets, Tier 1 capital to risk-weighted assets and total capital to risk-weighted asset ratios were 9.86%, 9.09%, 10.21% and 11.89%, respectively, compared to 9.78%, 8.92%, 10.13%, and 11.95%, respectively, at June 30, 2023 and 10.00%, 9.41%, 10.35%, and 12.27%, respectively at September 30, 2022.

Third Quarter 2023 Operating Results
Net Interest Income

•Net interest income was $109.0 million for third quarter 2023 compared to $147.3 million for third quarter 2022 and $113.6 million for second quarter 2023. The decrease from the prior year was primarily due to the increased funding costs on our deposit products and FHLB advances due to Fed rate increases over the last year offset to a lesser extent by increased earnings on interest earning assets, primarily loans and interest-bearing cash accounts. The prior year decrease also reflects lower acquired loan accretion for the year over year period. The decrease from the linked quarter was primarily due to continued increases in deposit funding costs offset by lower interest expense on FHLB advances due to a $948.7 million reduction in average balances as well as increased earnings on loans due to growth. The third quarter 2023 includes $940 thousand in acquired loan accretion compared to $2.1 million in third quarter 2022 and $870 thousand in second quarter 2023.
•The average balance of total interest-earning assets grew by $616.6 million and totaled $16.7 billion for the quarter ended September 30, 2023 compared to $16.0 billion for the quarter ended September 30, 2022 and decreased $140.5 million from $16.8 billion for the quarter ended June 30, 2023. The increase from the prior year is primarily due to higher average loans of $579.1 million due to organic growth for the year over year period but also due in part to a $258.0 million increase in average interest-bearing cash balances offset by a $192.1 million decrease in average taxable securities balances. The decrease from the linked quarter is primarily due to lower average interest-bearing cash balances offset by an increase in average loan balances.
•The yield on interest-earning assets was 5.31% for third quarter 2023 compared to 4.30% for third quarter 2022 and 5.14% for second quarter 2023. The increase in asset yield compared to the linked quarter and prior year is primarily a result of increases in the Fed Funds rate over the last year. The average loan yield, net of acquired loan accretion and PPP income was 5.67% for the current quarter, compared to 4.62% for prior year quarter and 5.51% for the linked quarter.
•The cost of interest-bearing liabilities, including borrowings, was 3.72% for third quarter 2023 compared to 1.02% for third quarter 2022 and 3.37% for second quarter 2023. The increase from the linked quarter and prior year is reflective of higher funding costs, primarily on deposit products and FHLB advances as a result of Fed Funds rate increases. In addition, deposit funding costs were also higher due to promotional campaigns for certificate of deposit accounts.
•The net interest margin was 2.60% for third quarter 2023 compared to 3.64% for third quarter 2022 and 2.71% for second quarter 2023. The net interest margin excluding acquired loan accretion was 2.58% for third quarter 2023 compared to 3.59% for third quarter 2022 and 2.69% for second quarter 2023. The decrease in net interest margin from the prior year was primarily due to the increased funding costs on deposits and short-term advances resulting from continued Fed rate increases over the year, offset by higher earnings on loans due to organic growth and rate increases and higher earnings on interest-bearing cash balances due to rate increases for the respective periods. The decrease from the linked quarter also reflects the increased funding costs on deposits offset by higher earnings due to loan growth and lower interest expense on FHLB advances.
Noninterest Income

•Total noninterest income increased $169 thousand compared to third quarter 2022 and decreased $449 thousand compared to second quarter 2023.
•The change from the prior year quarter reflects increases of $374 thousand in service charge income and $314 thousand in investment management fees offset by decreases of $405 thousand in mortgage banking revenue and $226 thousand in other noninterest income.
•The change from the linked quarter primarily reflects a decrease of $474 thousand in mortgage banking revenue offset by a $285 thousand increase in other noninterest income. In addition, a $367 thousand gain on the sale of vacant land was recognized in the linked quarter.
Noninterest Expense

•Total noninterest expense decreased $10.4 million compared to third quarter 2022 and $4.4 million compared to second quarter 2023.
•The net decrease in noninterest expense in third quarter 2023 compared to the prior year is due primarily to decreases of $10.5 million in salaries and benefits expense and $2.2 million in professional fees offset by an increase of $1.9 million in FDIC assessment.
•The decrease in noninterest expense in third quarter 2023 compared to the linked quarter is due primarily to decreases of $3.3 million in salaries and benefits expense. In addition, impairment expense of $1.0 million was recorded in second quarter 2023 on an other real estate property.

•The decrease in salaries and benefits from the prior year is due primarily to $5.3 million in lower combined salaries and bonus expenses due to the fourth quarter 2022 reduction-in-force and overall strategic efforts to reduce costs, as well as lower contract labor costs of $1.4 million. Furthermore, third quarter 2022 includes $2.6 million in severance and stock grant amortization related to the separation of an executive officer offset by a $1.0 million economic development incentive grant related to job growth that was recorded in third quarter 2022 as a reduction to salaries expense. Third quarter 2023 was also impacted by lower stock grant amortization of $2.2 million related to performance-based executive compensation. The linked quarter change also reflects $377 thousand lower contract labor costs in addition to the lower stock amortization expense mentioned above.
•The decrease in professional fees compared to the prior year was due primarily to lower legal fees as a result of the settlement of litigation in first quarter 2023 but also due to lower consulting fees compared to the prior year.
•The increase in FDIC assessment compared to prior year was due to increases in the assessment rate charged by the FDIC which took effect in 2023, as well as an increase in the liquidity stress rate.

Provision for Credit Losses

•The Company recorded $340 thousand provision for credit losses for third quarter 2023, compared to $3.1 million provision for third quarter 2022 and $220 thousand provision for the linked quarter. Provision expense during a given period is generally dependent on changes in various factors, including economic conditions, credit quality and past due trends, as well as loan growth and charge-offs or specific credit loss allocations taken during the respective period. The higher provision expense in third quarter 2022 reflects loan growth during that period.
•The allowance for credit losses on loans was $148.2 million, or 1.08% of total loans held for investment, net of mortgage warehouse purchase loans, at September 30, 2023, compared to $146.4 million, or 1.10% at September 30, 2022 and compared to $147.8 million, or 1.08% at June 30, 2023.
•The allowance for credit losses on off-balance sheet exposures was $4.4 million at September 30, 2023 compared to $4.3 million at September 30, 2022 and compared to $4.9 million at June 30, 2023. Changes in the allowance for unfunded commitments are generally driven by the remaining unfunded amount and the expected utilization rate of a given loan segment.
Income Taxes

•Federal income tax expense of $8.2 million was recorded for the third quarter 2023, an effective rate of 20.1% compared to tax expense of $13.5 million and an effective rate of 20.5% for the prior year quarter and income tax expense of $8.7 million and an effective rate of 20.5% for the linked quarter.

Subsequent Events
The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended September 30, 2023 on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of September 30, 2023 and will adjust amounts preliminarily reported, if necessary.
About Independent Bank Group, Inc.
Independent Bank Group, Inc. is a bank holding company headquartered in McKinney, Texas. Through its wholly owned subsidiary, Independent Bank, doing business as Independent Financial, Independent Bank Group serves customers across Texas and Colorado with a wide range of relationship-driven banking services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group, Inc. operates in four market regions located in the Dallas/Fort Worth, Austin and Houston areas in Texas and the Colorado Front Range area, including Denver, Colorado Springs and Fort Collins.
Conference Call
A conference call covering Independent Bank Group’s third quarter earnings announcement will be held on Tuesday, October 24, 2023 at 8:30 am (ET) and can be accessed by the webcast link, https://www.webcast-eqs.com/indepbankgroup10242023_en/en or by calling 1-877-407-0989 and by identifying the meeting number 13741490 or by identifying "Independent Bank Group Third Quarter 2023 Earnings Conference Call." The conference materials will also be available by accessing the Investor Relations page of our website, https://ir.ifinancial.com. If you are unable to participate in the live event, a recording of the conference call will be accessible via the Investor Relations page of our website.
Forward-Looking Statements
From time to time the Company’s comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other related federal security laws. Forward-looking statements include information about the Company’s possible or assumed future results of operations, including its future revenues, income, expenses, provision for taxes, effective tax rate, earnings (loss) per share and cash flows, its future capital expenditures and dividends, its future financial condition and changes therein, including changes in the Company’s loan portfolio and allowance for credit losses, the Company’s future capital structure or changes therein, the plan and objectives of management for future operations, the Company’s future or proposed acquisitions, the future or expected effect of acquisitions on the Company’s operations, results of operations and financial condition, the Company’s future economic performance and the statements of the assumptions underlying any such statement. Such statements are typically, but not exclusively, identified by the use in the statements of words or phrases such as “aim,” “anticipate,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “is anticipated,” “is estimated,” “is expected,” “is intended,” “objective,” “plan,” “projected,” “projection,” “will affect,” “will be,” “will continue,” “will decrease,” “will grow,” “will impact,” “will increase,” “will incur,” “will reduce,” “will remain,” “will result,” “would be,” variations of such words or phrases (including where the word “could,” “may” or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective. The forward-looking statements that the Company makes are based on its current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Many possible events or factors could affect the Company’s future financial results and performance and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to: 1) the effects of infectious disease outbreaks, including the ongoing COVID-19 pandemic and the significant impact that the COVID-19 pandemic and associated efforts to limit its spread have had and may continue to have on economic conditions and the Company's business, employees, customers, asset quality and financial performance; 2) the Company’s ability to sustain its current internal growth rate and total growth rate; 3) changes in geopolitical, business and economic events, occurrences and conditions, including changes in rates of inflation or deflation, nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado; 4) worsening business and economic conditions nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado, and the geographic areas in those states in which the Company operates; 5) the Company’s dependence on its management team and its ability to attract, motivate and retain qualified personnel; 6) the concentration of the Company’s business within its geographic areas of operation in Texas and Colorado; 7) changes in asset quality, including increases in default rates on loans and higher levels of nonperforming loans and loan charge-offs generally; 8) concentration of the loan portfolio of Independent Financial, before and after the completion of acquisitions of financial institutions, in commercial and residential real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate; 9) the ability of Independent Financial to make loans with acceptable net interest margins and levels of risk of repayment and to otherwise invest in assets at acceptable yields and that present acceptable investment risks; 10) inaccuracy of the assumptions and estimates that the managements of the Company and the financial institutions that the Company acquires make in establishing reserves for credit losses and other estimates generally; 11) lack of liquidity, including as a result of a reduction in the amount of sources of liquidity the Company currently has; 12) material increases or decreases in the amount of deposits held by Independent Financial or other financial institutions that the Company acquires and the cost of those deposits; 13) the Company’s access to the debt and equity markets and the overall cost of funding its operations; 14) regulatory requirements to maintain minimum capital levels or maintenance of capital at levels sufficient to support the Company’s anticipated growth; 15) changes in market interest rates that affect the pricing of the loans and deposits of each of Independent Financial and the financial institutions that the Company acquires and that affect the net interest income, other future cash flows, or the market value of the assets of each of Independent Financial and the financial institutions that the Company acquires, including investment securities; 16) fluctuations in the market value and liquidity of the securities the Company holds for sale, including as a result of changes in market interest rates; 17) effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; 18) changes in economic and market conditions, that affect the amount and value of the assets of Independent Financial and of financial institutions that the Company acquires; 19) the institution and outcome of, and costs associated with, litigation and other legal proceedings against one or more of the Company, Independent Financial and financial institutions that the Company acquired or will acquire or to which any of such entities is subject; 20) the occurrence of market conditions adversely affecting the financial industry generally; 21) the impact of recent and future legislative regulatory changes, including changes in banking, securities, and tax laws and regulations and their application by the Company’s regulators, and changes in federal government policies, as well as regulatory requirements applicable to, and resulting from regulatory supervision of, the Company and Independent Financial as a financial institution with total assets greater than $10 billion; 22) changes in accounting policies, practices, principles and guidelines, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board, as the case may be; 23) governmental monetary and fiscal policies; 24) changes in the scope and cost of FDIC insurance and other coverage; 25) the effects of war or other conflicts, including, but not limited to, the conflicts between Russia and the Ukraine and Israel and Hamas, acts of terrorism (including cyberattacks) or other catastrophic events, including natural disasters such as storms, droughts, tornadoes, hurricanes and flooding, that may affect general economic conditions; 26) the Company’s actual cost savings resulting from previous or future acquisitions are less than expected, the Company is unable to realize those cost savings as soon as expected, or the Company incurs additional or unexpected costs; 27) the Company’s revenues after previous or future acquisitions are less than expected; 28) the liquidity of, and changes in the amounts and sources of liquidity available to the Company, before and after the acquisition of any financial institutions that the Company acquires; 29) deposit attrition, operating costs, customer loss and business disruption before and after the Company completed acquisitions, including, without limitation, difficulties in maintaining relationships with employees, may be greater than the Company expected; 30) the effects of the combination of the operations of financial institutions that the Company has acquired in the recent past or may acquire in the future with the Company’s operations and the operations of Independent Financial, the effects of the integration of such operations being unsuccessful, and the effects of such integration being more difficult, time consuming, or costly than expected or not yielding the cost savings the Company expects; 31) the impact of investments that the Company or Independent Financial may have made or may make and the changes in the value of those investments; 32) the quality of the assets of financial institutions and companies that the Company has acquired in the recent past or may acquire in the future being different than it determined or determine in its due diligence investigation in connection with the acquisition of such financial institutions and any inadequacy of credit loss reserves relating to, and exposure to unrecoverable losses on, loans acquired; 33) the Company’s ability to continue to identify acquisition targets and successfully acquire desirable financial institutions to sustain its growth, to expand its presence in the Company’s markets and to enter new markets; 34) changes in general business and economic conditions in the markets in which the Company currently operates and may operate in the future; 35) changes occur in business conditions and inflation generally; 36) an increase in the rate of personal or commercial customers’ bankruptcies generally; 37) technology-related changes are harder to make or are more expensive than expected; 38) attacks on the security of, and breaches of, the Company's and Independent Financial's digital infrastructure or information systems, the costs the Company or Independent Financial incur to provide security against such attacks and any costs and liability the Company or Independent Financial incurs in connection with any breach of those systems; 39) the potential impact of climate change and related government regulation on the Company and its customers; 40) the potential impact of technology and “FinTech” entities on the banking industry generally; 41) other economic, competitive, governmental, regulatory, technological and geopolitical factors affecting the Company's operations, pricing and services; and 42) the other factors that are described or referenced in Part I, Item 1A, of the Company’s Annual Report on Form 10-K filed with the SEC on February 21, 2023, the Company’s Quarterly Reports on Form 10-Q, in each case under the caption “Risk Factors”; and The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating all such forward-looking statements made by the Company. As a result of these and other matters, including changes in facts, assumptions not being realized or other factors, the actual results relating to the subject matter of any forward-looking statement may differ materially from the anticipated results expressed or implied in that forward-looking statement. Any forward-looking statement made in this filing or made by the Company in any report, filing, document or information incorporated by reference in this filing, speaks only as of the date on which it is made. The Company undertakes no obligation to update any such forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes that these assumptions or bases have been chosen in good faith and that they are reasonable. However, the Company cautions you that assumptions as to future occurrences or results almost always vary from actual future occurrences or results, and the differences between assumptions and actual occurrences and results can be material. Therefore, the Company cautions you not to place undue reliance on the forward-looking statements contained in this filing or incorporated by reference herein.
Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “adjusted net income,” “adjusted earnings,” “tangible book value,” “tangible book value per common share,” “adjusted efficiency ratio,” “tangible common equity to tangible assets,” “adjusted net interest margin,” “return on tangible equity,” “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.
We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for credit losses and the effect of goodwill, other intangible assets and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.
A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.
CONTACTS:

Analysts/Investors:

Paul Langdale Executive Vice President, Chief Financial Officer (972) 562-9004 Paul.Langdale@ifinancial.com
Media:

Wendi Costlow Executive Vice President, Chief Marketing Officer (972) 562-9004 Wendi.Costlow@ifinancial.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended September 30, 2023, June 30, 2023, March 31, 2023, December 31, 2022 and September 30, 2022
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Selected Income Statement Data
Interest income	$222,744	$215,294	$201,176	$189,769	$173,687
Interest expense	113,695	101,687	73,254	47,982	26,413
Net interest income	109,049	113,607	127,922	141,787	147,274
Provision for credit losses	340	220	90	2,833	3,100
Net interest income after provision for credit losses	108,709	113,387	127,832	138,954	144,174
Noninterest income	13,646	14,095	12,754	11,227	13,477
Noninterest expense	81,334	85,705	189,380	98,774	91,733
Income tax expense (benefit)	8,246	8,700	(11,284)	10,653	13,481
Net income (loss)	32,775	33,077	(37,510)	40,754	52,437
Adjusted net income (1)	32,624	33,726	44,083	49,433	54,880

Per Share Data (Common Stock)
Earnings (loss):
Basic	$0.79	$0.80	$(0.91)	$0.99	$1.27
Diluted	0.79	0.80	(0.91)	0.99	1.27
Adjusted earnings:
Basic (1)	0.79	0.82	1.07	1.20	1.33
Diluted (1)	0.79	0.82	1.07	1.20	1.33
Dividends	0.38	0.38	0.38	0.38	0.38
Book value	56.49	57.00	56.95	57.91	57.19
Tangible book value (1)	31.11	31.55	31.42	32.25	31.44
Common shares outstanding	41,284,003	41,279,460	41,281,904	41,190,677	41,165,006
Weighted average basic shares outstanding (2)	41,284,964	41,280,312	41,223,376	41,193,716	41,167,258
Weighted average diluted shares outstanding (2)	41,381,034	41,365,275	41,316,798	41,285,383	41,253,662

Selected Period End Balance Sheet Data
Total assets	$18,519,872	$18,719,802	$18,798,354	$18,258,414	$17,944,493
Cash and cash equivalents	711,709	902,882	1,048,590	654,322	516,159
Securities available for sale	1,545,904	1,637,682	1,675,415	1,691,784	1,730,163
Securities held to maturity	205,689	206,146	206,602	207,059	207,516
Loans, held for sale	18,068	18,624	16,576	11,310	21,973
Loans, held for investment (3)	13,781,102	13,628,025	13,606,039	13,597,264	13,285,757
Mortgage warehouse purchase loans	442,302	491,090	400,547	312,099	409,044
Allowance for credit losses on loans	148,249	147,804	146,850	148,787	146,395
Goodwill and other intangible assets	1,047,687	1,050,798	1,053,909	1,057,020	1,060,131
Other real estate owned	22,505	22,505	22,700	23,900	23,900
Noninterest-bearing deposits	3,703,784	3,905,492	4,148,360	4,736,830	5,107,001
Interest-bearing deposits	11,637,185	10,968,014	9,907,327	10,384,587	9,854,007
Borrowings (other than junior subordinated debentures)	546,666	1,180,262	2,137,607	567,066	466,892
Junior subordinated debentures	54,568	54,518	54,469	54,419	54,370
Total stockholders' equity	2,332,098	2,353,042	2,350,857	2,385,383	2,354,340

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended September 30, 2023, June 30, 2023, March 31, 2023, December 31, 2022 and September 30, 2022
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Selected Performance Metrics
Return on average assets	0.70%	0.71%	(0.83)%	0.90%	1.16%
Return on average equity	5.51	5.62	(6.39)	6.85	8.66
Return on tangible equity (4)	9.92	10.14	(11.48)	12.42	15.52
Adjusted return on average assets (1)	0.70	0.73	0.98	1.09	1.22
Adjusted return on average equity (1)	5.48	5.73	7.51	8.31	9.07
Adjusted return on tangible equity (1) (4)	9.87	10.34	13.49	15.07	16.24
Net interest margin	2.60	2.71	3.17	3.49	3.64
Efficiency ratio (5)	63.75	64.68	132.41	62.52	55.13
Adjusted efficiency ratio (1) (5)	63.84	63.93	58.17	55.51	53.23

Credit Quality Ratios (3) (6)
Nonperforming assets to total assets	0.33%	0.32%	0.32%	0.35%	0.45%
Nonperforming loans to total loans held for investment	0.28	0.28	0.27	0.29	0.43
Nonperforming assets to total loans held for investment and other real estate	0.44	0.44	0.44	0.47	0.61
Allowance for credit losses on loans to nonperforming loans	385.81	389.84	393.69	371.14	256.65
Allowance for credit losses to total loans held for investment	1.08	1.08	1.08	1.09	1.10
Net (recoveries) charge-offs to average loans outstanding (annualized)	0.01	(0.03)	0.04	0.02	0.04

Capital Ratios
Estimated common equity Tier 1 capital to risk-weighted assets	9.86%	9.78%	9.70%	10.09%	10.00%
Estimated tier 1 capital to average assets	9.09	8.92	9.01	9.49	9.41
Estimated tier 1 capital to risk-weighted assets	10.21	10.13	10.05	10.45	10.35
Estimated total capital to risk-weighted assets	11.89	11.95	11.88	12.35	12.27
Total stockholders' equity to total assets	12.59	12.57	12.51	13.06	13.12
Tangible common equity to tangible assets (1)	7.35	7.37	7.31	7.72	7.67
____________
(1) Non-GAAP financial measure. See reconciliation.
(2) Total number of shares includes participating shares (those with dividend rights).
(3) Loans held for investment excludes mortgage warehouse purchase loans.
(4) Non-GAAP financial measure. Excludes average balance of goodwill and net other intangible assets.
(5) Efficiency ratio excludes amortization of other intangible assets. See reconciliation of Non-GAAP financial measures.
(6) Credit metrics - Nonperforming assets, which consist of nonperforming loans, OREO and other repossessed assets, totaled $61,044, $60,533, $60,115, $64,109 and $81,054, respectively. Nonperforming loans, which consists of nonaccrual loans, loans delinquent 90 days and still accruing interest, and troubled debt restructurings (TDR) totaled $38,425, $37,914, $37,301, $40,089 and $57,040, respectively. With the adoption of ASU 2022-02, effective January 1, 2023, TDR accounting has been eliminated.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three and Nine Months Ended September 30, 2023 and 2022
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Interest income:
Interest and fees on loans	$202,725	$160,160	$580,631	$427,765
Interest on taxable securities	7,674	8,306	23,323	24,908
Interest on nontaxable securities	2,558	2,655	7,747	7,729
Interest on interest-bearing deposits and other	9,787	2,566	27,513	4,846
Total interest income	222,744	173,687	639,214	465,248
Interest expense:
Interest on deposits	102,600	21,586	243,005	35,306
Interest on FHLB advances	6,054	443	29,903	786
Interest on other borrowings	3,808	3,635	12,248	10,986
Interest on junior subordinated debentures	1,233	749	3,480	1,749
Total interest expense	113,695	26,413	288,636	48,827
Net interest income	109,049	147,274	350,578	416,421
Provision for credit losses	340	3,100	650	1,657
Net interest income after provision for credit losses	108,709	144,174	349,928	414,764
Noninterest income:
Service charges on deposit accounts	3,568	3,194	10,436	8,996
Investment management fees	2,470	2,156	7,215	6,998
Mortgage banking revenue	1,774	2,179	5,646	7,695
Mortgage warehouse purchase program fees	555	596	1,414	2,285
Loss on sale of loans	(7)	—	(14)	(1,501)
(Loss) gain on sale and disposal of premises and equipment	(56)	(101)	345	(310)
Increase in cash surrender value of BOLI	1,465	1,350	4,252	3,987
Other	3,877	4,103	11,201	12,089
Total noninterest income	13,646	13,477	40,495	40,239
Noninterest expense:
Salaries and employee benefits	43,618	54,152	136,833	154,837
Occupancy	12,408	11,493	35,607	31,526
Communications and technology	6,916	6,545	21,202	18,276
FDIC assessment	3,653	1,749	10,171	4,831
Advertising and public relations	587	424	2,195	1,583
Other real estate owned (income) expenses, net	(253)	133	(482)	199
Impairment of other real estate	—	—	2,200	—
Amortization of other intangible assets	3,111	3,117	9,333	9,380
Litigation settlement	—	—	102,500	—
Professional fees	1,262	3,457	6,112	10,990
Other	10,032	10,663	30,748	28,493
Total noninterest expense	81,334	91,733	356,419	260,115
Income before taxes	41,021	65,918	34,004	194,888
Income tax expense	8,246	13,481	5,662	39,351
Net income	$32,775	$52,437	$28,342	$155,537

Independent Bank Group, Inc. and Subsidiaries
Consolidated Balance Sheets
As of September 30, 2023 and December 31, 2022
(Dollars in thousands)
(Unaudited)

	September 30,	December 31,
Assets	2023	2022
Cash and due from banks	$92,921	$134,183
Interest-bearing deposits in other banks	618,788	520,139
Cash and cash equivalents	711,709	654,322
Certificates of deposit held in other banks	248	496
Securities available for sale, at fair value	1,545,904	1,691,784
Securities held to maturity, net of allowance for credit losses of $0 and $0, respectively	205,689	207,059
Loans held for sale (includes $10,499 and $10,612 carried at fair value, respectively)	18,068	11,310
Loans, net of allowance for credit losses of $148,249 and $148,787, respectively	14,075,155	13,760,576
Premises and equipment, net	355,533	355,368
Other real estate owned	22,505	23,900
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	25,496	23,436
Bank-owned life insurance (BOLI)	243,980	240,448
Deferred tax asset	106,658	78,669
Goodwill	994,021	994,021
Other intangible assets, net	53,666	62,999
Other assets	161,240	154,026
Total assets	$18,519,872	$18,258,414

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$3,703,784	$4,736,830
Interest-bearing	11,637,185	10,384,587
Total deposits	15,340,969	15,121,417
FHLB advances	275,000	300,000
Other borrowings	271,666	267,066
Junior subordinated debentures	54,568	54,419
Other liabilities	245,571	130,129
Total liabilities	16,187,774	15,873,031
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock (0 and 0 shares outstanding, respectively)	—	—
Common stock (41,284,003 and 41,190,677 shares outstanding, respectively)	413	412
Additional paid-in capital	1,964,764	1,959,193
Retained earnings	617,673	638,354
Accumulated other comprehensive loss	(250,752)	(212,576)
Total stockholders’ equity	2,332,098	2,385,383
Total liabilities and stockholders’ equity	$18,519,872	$18,258,414

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three Months Ended September 30, 2023 and 2022
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	Three Months Ended September 30,
	2023			2022
	Average Outstanding Balance	Interest	Yield/ Rate (4)	Average Outstanding Balance	Interest	Yield/ Rate (4)
Interest-earning assets:
Loans (1)	$14,118,264	$202,725	5.70%	$13,539,196	$160,160	4.69%
Taxable securities	1,411,578	7,674	2.16	1,603,668	8,306	2.05
Nontaxable securities	410,391	2,558	2.47	438,728	2,655	2.40
Interest-bearing deposits and other	716,271	9,787	5.42	458,276	2,566	2.22
Total interest-earning assets	16,656,504	222,744	5.31	16,039,868	173,687	4.30
Noninterest-earning assets	1,864,096			1,853,204
Total assets	$18,520,600			$17,893,072
Interest-bearing liabilities:
Checking accounts	$5,596,274	$47,657	3.38%	$5,906,102	$12,296	0.83%
Savings accounts	590,577	90	0.06	795,401	98	0.05
Money market accounts	1,565,181	15,200	3.85	2,181,812	6,770	1.23
Certificates of deposit	3,566,496	39,653	4.41	976,105	2,422	0.98
Total deposits	11,318,528	102,600	3.60	9,859,420	21,586	0.87
FHLB advances	463,967	6,054	5.18	102,717	443	1.71
Other borrowings - short-term	41,087	738	7.13	17,809	171	3.81
Other borrowings - long-term	237,862	3,070	5.12	266,832	3,464	5.15
Junior subordinated debentures	54,550	1,233	8.97	54,352	749	5.47
Total interest-bearing liabilities	12,115,994	113,695	3.72	10,301,130	26,413	1.02
Noninterest-bearing checking accounts	3,798,091			5,081,649
Noninterest-bearing liabilities	246,340			108,749
Stockholders’ equity	2,360,175			2,401,544
Total liabilities and equity	$18,520,600			$17,893,072
Net interest income		$109,049			$147,274
Interest rate spread			1.59%			3.28%
Net interest margin (2)			2.60			3.64
Net interest income and margin (tax equivalent basis) (3)		$110,077	2.62		$148,454	3.67
Average interest-earning assets to interest-bearing liabilities			137.48			155.71
____________
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.
(4) Yield and rates for the three month periods are annualized.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Nine Months Ended September 30, 2023 and 2022
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	Nine Months Ended September 30,
	2023			2022
	Average Outstanding Balance	Interest	Yield/Rate (4)	Average Outstanding Balance	Interest	Yield/Rate (4)
Interest-earning assets:
Loans (1)	$14,026,604	$580,631	5.53%	$12,955,318	$427,765	4.41%
Taxable securities	1,444,280	23,323	2.16	1,665,264	24,908	2.00
Nontaxable securities	417,459	7,747	2.48	430,586	7,729	2.40
Interest-bearing deposits and other	724,787	27,513	5.08	1,067,991	4,846	0.61
Total interest-earning assets	16,613,130	639,214	5.14	16,119,159	465,248	3.86
Noninterest-earning assets	1,855,135			1,894,972
Total assets	$18,468,265			$18,014,131
Interest-bearing liabilities:
Checking accounts	$5,836,196	$128,493	2.94%	$6,007,021	$19,965	0.44%
Savings accounts	652,067	263	0.05	791,052	289	0.05
Money market accounts	1,587,340	38,646	3.26	2,196,900	11,182	0.68
Certificates of deposit	2,604,697	75,603	3.88	942,288	3,870	0.55
Total deposits	10,680,300	243,005	3.04	9,937,261	35,306	0.48
FHLB advances	817,436	29,903	4.89	128,114	786	0.82
Other borrowings - short-term	40,196	2,082	6.93	21,282	593	3.73
Other borrowings - long-term	247,258	10,166	5.50	266,659	10,393	5.21
Junior subordinated debentures	54,501	3,480	8.54	54,303	1,749	4.31
Total interest-bearing liabilities	11,839,691	288,636	3.26	10,407,619	48,827	0.63
Noninterest-bearing checking accounts	4,058,686			5,028,921
Noninterest-bearing liabilities	203,021			107,414
Stockholders’ equity	2,366,867			2,470,177
Total liabilities and equity	$18,468,265			$18,014,131
Net interest income		$350,578			$416,421
Interest rate spread			1.88%			3.23%
Net interest margin (2)			2.82			3.45
Net interest income and margin (tax equivalent basis) (3)		$353,680	2.85		$419,788	3.48
Average interest-earning assets to interest-bearing liabilities			140.32			154.88
____________
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.
(4) Yield and rates for the nine month periods are annualized.

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of September 30, 2023 and December 31, 2022
(Dollars in thousands)
(Unaudited)

Total Loans By Class
	September 30, 2023		December 31, 2022
	Amount	% of Total	Amount	% of Total
Commercial	$2,208,032	15.5%	$2,240,959	16.1%
Mortgage warehouse purchase loans	442,302	3.1	312,099	2.2
Real estate:
Commercial real estate	8,088,783	56.8	7,817,447	56.2
Commercial construction, land and land development	1,156,877	8.1	1,231,071	8.8
Residential real estate (1)	1,652,964	11.6	1,604,169	11.5
Single-family interim construction	491,051	3.4	508,839	3.7
Agricultural	121,883	0.9	124,422	0.9
Consumer	79,580	0.6	81,667	0.6
Total loans	14,241,472	100.0%	13,920,673	100.0%
Allowance for credit losses	(148,249)		(148,787)
Total loans, net	$14,093,223		$13,771,886
____________
(1) Includes loans held for sale of $18,068 and $11,310 at September 30, 2023 and December 31, 2022, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended September 30, 2023, June 30, 2023, March 31, 2023, December 31, 2022 and September 30, 2022
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
ADJUSTED NET INCOME
Net Interest Income - Reported	(a)	$109,049	$113,607	$127,922	$141,787	$147,274
Provision Expense - Reported	(b)	340	220	90	2,833	3,100
Noninterest Income - Reported	(c)	13,646	14,095	12,754	11,227	13,477
Loss on sale of loans		7	7	—	343	—
Loss (gain) on sale and disposal of premises and equipment		56	(354)	(47)	184	101
Recoveries on loans charged off prior to acquisition		(279)	(13)	(117)	(36)	(60)
Adjusted Noninterest Income	(d)	13,430	13,735	12,590	11,718	13,518
Noninterest Expense - Reported	(e)	81,334	85,705	189,380	98,774	91,733
Litigation settlement		—	—	(102,500)	—	—
Separation expense (1)		—	—	—	(7,131)	(2,809)
Economic development employee incentive grant		—	—	—	—	1,000
OREO impairment		—	(1,000)	(1,200)	—	—
Impairment of assets		—	(153)	(802)	(3,286)	(1,156)
Acquisition expense (2)		(27)	(27)	(26)	(40)	(65)
Adjusted Noninterest Expense	(f)	81,307	84,525	84,852	88,317	88,703
Income Tax Expense (Benefit) - Reported	(g)	8,246	8,700	(11,284)	10,653	13,481
Net Income (Loss) - Reported	(a) - (b) + (c) - (e) - (g) = (h)	32,775	33,077	(37,510)	40,754	52,437
Adjusted Net Income (3)	(a) - (b) + (d) - (f) = (i)	$32,624	$33,726	$44,083	$49,433	$54,880

ADJUSTED PROFITABILITY (4)
Total Average Assets	(j)	$18,520,600	$18,652,450	$18,228,521	$17,994,131	$17,893,072
Total Average Stockholders' Equity	(k)	2,360,175	2,360,226	2,380,421	2,359,637	2,401,544
Total Average Tangible Stockholders' Equity (5)	(l)	1,311,417	1,308,368	1,325,475	1,301,558	1,340,363
Reported Return on Average Assets	(h) / (j)	0.70%	0.71%	(0.83)%	0.90%	1.16%
Reported Return on Average Equity	(h) / (k)	5.51	5.62	(6.39)	6.85	8.66
Reported Return on Average Tangible Equity	(h) / (l)	9.92	10.14	(11.48)	12.42	15.52
Adjusted Return on Average Assets (6)	(i) / (j)	0.70	0.73	0.98	1.09	1.22
Adjusted Return on Average Equity (6)	(i) / (k)	5.48	5.73	7.51	8.31	9.07
Adjusted Return on Tangible Equity (6)	(i) / (l)	9.87	10.34	13.49	15.07	16.24

EFFICIENCY RATIO
Amortization of other intangible assets	(m)	$3,111	$3,111	$3,111	$3,111	$3,117
Reported Efficiency Ratio	(e - m) / (a + c)	63.75%	64.68%	132.41%	62.52%	55.13%
Adjusted Efficiency Ratio	(f - m) / (a + d)	63.84	63.93	58.17	55.51	53.23
____________
(1) Separation expenses include severance and accelerated vesting expense for stock awards related to the separation of certain employees. The quarter ended December 31, 2022 reflects a reduction in workforce due to the restructuring of certain departments and business lines. The quarter ended September 30, 2022 reflect payments made due to the separation of an executive officer and also includes $202 thousand in severance payments and accelerated vesting expense for stock awards related to the dissolution of a Company department.
(2) Acquisition expenses includes compensation related expenses for equity awards granted at acquisition.
(3) Assumes an adjusted effective tax rate of 20.1%, 20.8%, 20.7%, 20.7%, and 20.5%, respectively. First quarter 2023 normalized rate excludes the effect of the litigation settlement.
(4) Quarterly metrics are annualized.
(5) Excludes average balance of goodwill and net other intangible assets.
(6) Calculated using adjusted net income.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of September 30, 2023, June 30, 2023, March 31, 2023, December 31, 2022 and September 30, 2022
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value & Tangible Common Equity To Tangible Assets Ratio

	As of the Quarter Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Tangible Common Equity
Total common stockholders' equity	$2,332,098	$2,353,042	$2,350,857	$2,385,383	$2,354,340
Adjustments:
Goodwill	(994,021)	(994,021)	(994,021)	(994,021)	(994,021)
Other intangible assets, net	(53,666)	(56,777)	(59,888)	(62,999)	(66,110)
Tangible common equity	$1,284,411	$1,302,244	$1,296,948	$1,328,363	$1,294,209

Tangible Assets
Total assets	$18,519,872	$18,719,802	$18,798,354	$18,258,414	$17,944,493
Adjustments:
Goodwill	(994,021)	(994,021)	(994,021)	(994,021)	(994,021)
Other intangible assets, net	(53,666)	(56,777)	(59,888)	(62,999)	(66,110)
Tangible assets	$17,472,185	$17,669,004	$17,744,445	$17,201,394	$16,884,362
Common shares outstanding	41,284,003	41,279,460	41,281,904	41,190,677	41,165,006
Tangible common equity to tangible assets	7.35%	7.37%	7.31%	7.72%	7.67%
Book value per common share	$56.49	$57.00	$56.95	$57.91	$57.19
Tangible book value per common share	31.11	31.55	31.42	32.25	31.44